Exhibit 10.1

ASSET SALE & LICENSE AGREEMENT

This Asset Sale & License Agreement (the “Agreement”) is effective as of January 4, 2007, (“Effective Date”) by and between ST. BERNARD SOFTWARE, INC., a Delaware corporation, located at 15015 Avenue of Science, San Diego, California 92128 (“SBS”) and SHAVLIK TECHNOLOGIES, LLC. (“Shavlik”), a Delaware LLC located at 2665 Long Lake Road, Suite 400, Roseville, MN 55113 (each a “Party” and collectively the “Parties”).

RECITALS

A. SBS and Shavlik are developers of software application update and patch installation tools and utilities. SBS has developed and is the owner of the Product, as defined in this Agreement.

B. SBS desires to assign and sell and Shavlik desires to assume and purchase all of SBS’ rights, title and interest to the Product.

C. SBS further desires to assign, and, subject to the terms of this Agreement, Shavlik is willing to assume, certain SBS’ post closing obligations and rights with regard to all end user licenses granted by SBS to its customers to use the Product (each a “Customer” and collectively the “Customers” or the “Customer Base”), and SBS’ channel partners listed on Schedule 2.2, such that Shavlik shall be responsible for servicing and supporting SBS’ Customer Base for the Product after January 31, 2007 (the “Closing Date”).

D. SBS further desires to obtain, royalty-free, the right, for a period of twelve (12) months from the Closing Date to grant a sublicense to use the Product in its current form to Hitachisoft, subject to the terms and conditions set forth herein.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Product. “Product” means SBS’ UpdateEXPERT and UpdateEXPERT Premium software applications, together with any application programming interfaces for UpdateEXPERT and UpdateEXPERT Premium software (including but limited to the SBS SecurityEXPERT), the compiler used in connection with UpdateEXPERT and UpdateEXPERT Premium software, and all other software, programs, applications, modules and components thereof, in all forms, including the Source Code, object code, all related documentation, all prior and current versions, improvements, enhancements, upgrades, corrections, additions, modifications, replacements, and new applications to any of the foregoing; and all Intellectual Property Rights in any of the foregoing, together with SBS’ rights in any third party materials listed in Schedule 7.2.13. In no event shall “Product” include SBS’ on-demand service, iPrism, ePrism and/or Open File Manager products, nor any open source materials or software included in or used with the Product other than SBS’ rights in any third party materials listed in Schedule 7.2.13. To the extent that the Product contains code that is also included in other SBS products relating to non-core functionality, such as for license key generation and other administrative functions associated with use of the Product, notwithstanding any provision in this Agreement to the contrary, SBS retains all Intellectual Property Rights to such code and grants to Shavlik a perpetual, non-exclusive, irrevocable license to continue to use, distribute, and make derivative copies of such code as part of the Product.

1.2 Intellectual Property Rights. “Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) trademarks, service marks, trade names, trade dress, logos, (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names, together with all goodwill associated with each of the foregoing; (ii) copyrights, rights of authorship; (iii) inventions, moral rights, patents, and rights of inventorship, (iv) all applications, registrations and renewals in connection with any of the above in (i)-(iii); know-how, trade secrets, and all other intellectual property rights related thereto.

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1.3 SBS Materials. “SBS Materials” means (i) any application program interface, assemblers, compilers and other authoring tools created by SBS or owned by SBS and necessary to modify the Product as well as any development tools created by SBS or owned by SBS and used in the development of the Product, including all comments, in text and machine readable form, (ii) documentation for the Product, including user manuals, installation guides, marketing materials, product awards, Customer references, competitive analyses, sales training materials, white-papers, tech-notes, help files and marketing collateral, architectural and design documentation, in SBS’ possession and reasonably necessary or helpful in connection with development, support, marketing or sales of the Product, (iii) know-how related to the use and modification of the Source Code as reflected in such materials, (iv) software tools, data test scripts, test plans, automated test tools, designs and results that SBS currently uses in connection with development or support of the Product, (v) SBS’ interest in any software licenses related to the Product, (vi) Source Code; (vii) Customer Relations Materials; and (viii) Electronic Materials.

1.4 Customer Relations Materials. “Customer Relations Materials” means any data (whether in physical or electronic format) regarding past, existing, or potential customers for the Product, including but not limited to information maintained in any lead generation or customer relationship management systems of SBS.

1.5 Electronic Materials. “Electronic Materials” means any electronic data, databases, or content used in the promotion of the Product or in distribution and optimization of the Product.

1.6 Source Code. “Source Code” means the human-readable source code, source program, scripts and/or programming language for the Product. Source Code includes all source code listings, instructions (including compile instructions), programmer’s notes, commentary and related technical information and documentation, including all such information and documentation owned and used by SBS for purposes of maintaining, repairing, or making modifications or enhancements to the Product and the Source Code. This includes but is not limited to the following: (i) Master Agent and Leaf Agent programs; (ii) backup/restore utilities for master agent; (iii) User Interface Console; (iv) installer programs; tools and utilities for discovering and integrating patch data into the master patch database; (v) utility for patch distribution through disconnected networks; (vi) tools used to target the master database to previous product versions; (vii) customer database and hosted patch distribution website; SE template database server; (viii) tools and utilities for creating and updating settings templates; (ix) integrated knowledge base; (x) serialization software; and (xi) build scripts and tools used in creating and packaging the software.

1.7 Knowledge. “Knowledge” means the actual knowledge of persons responsible for the relevant subject matter, or, in the case of any person who is a management or executive position, the knowledge such persons would have assuming due inquiry, given their respective role, into the facts related to such matters.

ARTICLE 2.

ASSET SALE, ASSIGNMENT OF CUSTOMER BASE & LICENSE

2.1 Asset Sale. Effective as of the Closing Date, subject to the terms and conditions of this Agreement, including Shavlik’s payment of the Purchase Price, SBS hereby assigns to Shavlik all of SBS’ right, title, and interest worldwide in and to the Product, the Assumed Contracts (defined below), the SBS Materials, and all Intellectual Property Rights therein (collectively the “Purchased Assets”), provided that SBS retains the right to collect for its own account all 1Q2007 (first calendar quarter, 2007) Customer contract renewal fees invoiced prior to the Closing Date. SBS shall execute and deliver the Copyright Assignment attached as Exhibit A on the Closing Date. If any moral rights in the Product cannot (as a matter of law) be assigned by SBS to Shavlik as provided above, then SBS waives the enforcement of such moral rights and all claims and causes of action of any kind against Shavlik with respect to such

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moral rights. SBS shall deliver or make available to Shavlik the SBS Materials promptly following the Effective, and no event later than thirty (30) days following the Closing Date. No ownership rights are granted with respect to any SBS trademarks not related to the Product that may be embedded in the Product or the SBS Materials, including trademarks relating to SBS’ on-demand services, iPrism, ePrism and Open File Manager products (“Non-product Marks”). SBS hereby grants to Shavlik a perpetual, royalty free license to the Non-product Marks solely to allow Shavlik to continue to use, distribute, copy, sublicense, and produce the Product with the Non-product Marks embedded.

2.2 Liabilities. Shavlik will not assume, agree to pay, perform or discharge or in any way be responsible for any debts (including interest and/or penalties thereon), liabilities or obligations of SBS of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured (the “Excluded Liabilities”), except that Shavlik will assume and agrees to pay, perform and discharge the following from and after the Closing Date (the “Assumed Liabilities”): obligations and liabilities relating to or arising under the Assumed Contracts after the Closing Date, other than (i) any liability or obligation to the extent relating to or arising from any breach, or event, circumstance or condition that with notice, lapse of time or both would constitute or result in a breach, by SBS prior to the Closing Date of any of its obligations thereunder, (ii) any warranty claims of customers relating to sales of the Product prior to the Closing Date, and (iii) any obligation to indemnify customers relating to the Inquiry (defined in Section 7.2.5). For the purposes of this Agreement, “Assumed Contracts” shall mean (a) any customer or end user license agreements that SBS has entered into for the Product that are listed on Schedule 2.2 or otherwise created in the ordinary course of business in connection with SBS’ acceptance and fulfillment of orders for the Product (standard end user license agreements listed on Schedule 2.2 which are created via shrink wrap or click wrap customer acknowledgment mechanisms relating to acceptance or installation and use of the Product); (b) any customer or end user license agreements that are not listed on Schedule 2.2 that Shavlik, in its sole discretion, assumes after the Closing Date; (c) contracts and agreements with Channel Partners that are listed on Schedule 2.2; and (d) contracts and agreements with Channel Partners that are not listed on Schedule 2.2 that Shavlik, in its sole discretion, assumes after the Closing Date. A list of all present customers comprising the Customer Base, all present Channel Partners, and all known potential customers (“Leads”) as of December 31, 2006 will be delivered to Shavlik within three (3) business days of the Effective Date, and an updated list of all known Leads as of the Closing Date will be delivered to Shavlik within three (3) business days of the Closing Date. Copies of any documents or records relating to such Customer and Channel Relationships (along with originals of contracts, if available) will be delivered to Shavlik within three (3) business days of the Effective Date, and updated copies will be delivered to Shavlik within three (3) business days of the Closing Date. SBS shall further deliver to Shavlik all data about the Customer Base that SBS maintains in its customer relationship database within three (3) business days of the Effective Date, and an updated copy of such data within three (3) business days of the Closing Date. While SBS represents that this information is the same information that it has accumulated and maintained in the ordinary course of its business in connection with development, distribution and support of the Product, SBS makes no warranty as to the completeness or accuracy of such information or data except as expressly set forth herein.

ARTICLE 3

LICENSES.

3.1 Right to Grant License to Hitachisoft. As of the Closing Date, Shavlik grants SBS an exclusive, non-assignable royalty-free source code license (which license shall expire one year from the Closing Date) to the Product solely to grant to Hitachisoft a perpetual sublicense to localize and use the Product for Hitachisoft’s internal purposes only (supporting Hitachisoft’s customers in connection with provisioning them with updates and patches for its software products). SBS shall retain any sublicense fees paid by Hitachisoft under any such sublicense. SBS shall have no right to make, use or distribute the Product or derivative works based on the Product independent of what my be required under such sublicense with Hitachisoft or as otherwise provided herein.

3.2 Right to Use HFNetChkPro Plus. As of the Closing Date, Shavlik grants to SBS a royalty-free, non-exclusive, perpetual license to use Shavlik’s HFNetChkPro Plus software application for up to

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1,000 users for SBS internal purposes only pursuant to the terms of Shavlik’s standard End User License Agreement. SBS shall be entitled to receive three (3) years of maintenance and data access services from Shavlik under the terms of Shavlik’s standard Support Services Agreement. Thereafter, SBS may renew its Support Services Agreement with Shavlik under terms set forth therein at Shavlik’s standard published rates for comparably sized licenses. SBS will provide to Shavlik a public endorsement in form reasonably acceptable to SBS indicating that SBS uses HFNetChkPro Plus for its internal “Active Vulnerability Management” needs.

3.3 US Bankruptcy Code. The licenses hereunder are and will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Notwithstanding any contrary provision in this Agreement, the parties agree that SBS, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, however, nothing herein will be deemed to constitute a present exercise of such rights and elections.

ARTICLE 4.

SUPPORT AND TRAINING

4.1 Support. SBS is responsible for supporting the Product and the Customer Base from the Effective Date through the Closing Date at no cost to Shavlik . SBS shall continue to operate the business related to the Product and Customer Base, and to support the Product and Customer Base, in the same manner that it provided such support in the year prior to the Effective Date; provided, however, that SBS shall not offer to any new customers a maintenance contract with a term of over two (2) years from the period from the Effective Date to the Closing Date (without limiting SBS’ ability to renew existing maintenance contracts with terms in excess of two (2) years). Shavlik shall undertake, at its expense (except as provided below) all Product support activities and obligations, Effective upon the Closing Date, provided that:

4.1.1 SBS agrees not to involuntarily terminate the employment of at least one employee who has been involved in data base development and one employee who has been involved in technical support (the “Retained Employees”) from the Closing Date through March 31, 2007 (the “Transition Period”). SBS shall use its best efforts to make the Retained Employees, (or in the event of a voluntary termination of any Retained Employee, a replacement development or tech support staff member), available to assist Shavlik and training Shavlik personnel with regard to supporting the Product and the Customer Base during the Transition Period. Shavlik will be responsible for travel related expenses relating to any training at Shavlik’s facilities. SBS shall be responsible for all other expenses related to such employment, including any retention bonuses or other costs of employment of the Retained Employees.

4.1.2 SBS agrees not to involuntarily terminate the employment of its employees other than the Retained Employees who have been involved in technical support and data base development for the Product (“Other Technical Support Employees”) through February 16, 2007. SBS shall use its best efforts to make the Other Technical Support Employees available to assist Shavlik through February 16, 2007.

4.1.3 After the Closing Date, SBS shall provide links to Shavlik’s website for the Product on SBS’ website through 1Q2008. As of the Effective Date, SBS shall refer (via a communication mechanism to be mutually agreed upon) all Product inquiries to Shavlik. SBS shall further terminate any Product marketing efforts as of the Effective Date, to the extent terminable, or shall implement procedures for referring Product specific leads received by SBS after such date to Shavlik.

4.1.4 SBS shall be responsible for invoicing for license renewals during the Transition Period. Prior to the Closing Date, SBS shall invoice for renewals on SBS form invoices. From the Closing Date through the Transition Period, SBS shall invoice for renewals on Shavlik form invoices. SBS shall collect and be entitled to retain all renewal fees for all renewal invoices sent prior to the Closing Date (for 1Q2007 renewals). Each party will establish procedures for identifying and timely remitting to the other any renewal payments received that should have been paid to the other party.

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4.1.5 SBS will continue to maintain and host the Product patch database and download for a reasonable period following the Closing Date to allow a smooth transition of the hosting of such database and download information to Shavlik.

4.2 Training. SBS shall provide, at no additional charge, up to 5 full days (8 hours per day) of training regarding sales and marketing, development, and technical support for the Product.

ARTICLE 5.

CONSIDERATION

5.1 Purchase Price. In consideration of assignment of the Product, Customer Base and Channel Relationships, and the transition services to be provided by SBS: Shavlik shall assume the Assumed Liabilities and pay to SBS the following (the “Purchase Price”):

5.1.1 $100,000 as earnest money (the “Earnest Money”) on the Effective Date; plus

5.1.2 $1,100,000 on the Closing Date; plus

5.1.3 If and only after Shavlik collects $1,200,000 in fees on accounts of maintenance renewals from the Customer Base which are invoiced by Shavlik from February 1, 2007 through January 31, 2008 (“Renewals), Shavlik shall begin to pay to SBS forty-five percent (45%) of fees related to Renewals collected thereafter (“Additional Renewal Fees”). Any share of Additional Renewal Fees payable to SBS shall be paid monthly by Shavlik to SBS on the 20th day of the each month for all fees actually collected in the prior calendar month on account of the Renewals.

5.2 Taxes. All taxes, duties, fees and other governmental charges of any kind (including sales and use taxes, but excluding taxes based on the gross revenues or income of SBS) which are imposed by or under the authority of any government or any political subdivision thereof on any aspect of this Agreement shall be borne by Shavlik. Shavlik agrees to pay, and indemnify and hold harmless SBS against, all taxes based on the license, rental, sale, transfer, assignment, or other exploitation, distribution or disposition of any intellectual property or intellectual property rights by Shavlik.

ARTICLE 6

CLOSING; CONDITIONS TO CLOSING

6.1 Closing Date. The Closing shall take place at San Diego, California or at such other place as the Parties may mutually determine on the Closing Date or upon such other date as the parties may mutually agree.

6.2 Conditions to Closing.

6.2.1 Conditions to Obligation of Shavlik. Shavlik’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Shavlik at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Shavlik, in its sole discretion, in whole or in part):

(a) The representations and warranties set forth in Section 7.2 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(b) SBS must have delivered to Shavlik in form reasonably acceptable to Shavlik, all such certificates, instruments or documents as required by this Agreement; and

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(c) SBS must have demonstrated to Shavlik’s sole satisfaction that the representations and warranties in section 7.2.13 are true and accurate. In the event that SBS modifies the Product and/or SBS Materials to comply with any third party licenses in the period between the Effective Date and the Closing Date, SBS must further demonstrate to Shavlik’s sole satisfaction, that the modifications have been fully implemented, documented, and tested (including but not limited to regression testing of the Product) in accordance with best industry standards and practices and that the modifications do not impair the functionality of the Product.

6.2.2 Conditions to Obligation of SBS. SBS’s obligation to sell the Purchased Assets and to take the other actions required to be taken by SBS at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by SBS, in its sole discretion, in whole or in part):

(a) The representations and warranties set forth in Section 7.1 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date;

(b) Shavlik must have performed its payment obligations pursuant to Sections 5.1.1 and 5.1.2 of this Agreement; and

(c) Shavlik must have delivered to SBS in form reasonably acceptable to SBS all such other certificates, instruments or documents as required by this Agreement.

6.3 Earnest Money/Termination. If the Closing does not occur by the Closing Date or other mutually agreed upon date, this Agreement shall terminate. If this Agreement is terminated by Shavlik due to a failure of SBS to fully comply with its obligations under this Agreement or due a mutual agreement by the parties to terminate the Agreement, SBS shall refund to Shavlik the entire Earnest Money payment. If however the Agreement is terminated by SBS due to a failure of Shavlik to fully comply with its obligations under this Agreement or based on notice from Shavlik of its intent to terminate this Agreement without cause; SBS may retain the Earnest Money payment.

ARTICLE 7

WARRANTIES AND OTHER COVENANTS

7.1 Representations and Warranties of Shavlik. Shavlik represents and warrants to SBS :

7.1.1 Shavlik is a limited liability corporation validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

7.1.2 The execution, delivery and performance by Shavlik of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shavlik and do not violate any provisions of its organizational documents, any applicable regulation or any contract or order binding upon it; and

7.1.3 This Agreement constitutes a valid and binding agreement of Shavlik enforceable against Shavlik in accordance with its terms.

7.2 Representations And Warranties Of SBS. SBS represents and warrants to Shavlik:

7.2.1 SBS is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of SBS’ certificate of incorporation and by-laws, or similar organizational documents, as the case may be, which have been furnished to Shavlik reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

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7.2.2 The execution, delivery and performance of this Agreement to which SBS is a party and the transactions contemplated herein, have been duly authorized by SBS, as the case may be. This Agreement constitutes a valid and binding obligation of SBS, enforceable in accordance with its terms. The execution and delivery by SBS of this Agreement, and the fulfillment of and compliance with the respective terms hereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Purchased Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent from, any governmental entity pursuant to, the charter or by-laws, or similar organizational documents, of SBS, or any legal requirement to which SBS or any of its assets or properties is subject, or any contract, order, judgment or decree to which any of the foregoing Persons or the Product is subject.

7.2.3 SBS owns and possesses all right, title and interest in and to all of the Purchased Assets, free and clear from any liens and claims or rights of joint owners, employees, agents, consultants, or other parties involved in the creation of the Product. The Product consists entirely of material (i) which was created as a work for hire (as defined under U.S. copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of SBS, the copyright in which is now owned by SBS; or (ii) the copyright ownership of which was fully and irrevocably transferred to SBS pursuant to a written agreement executed by the author or authors. Except as set forth in the Assumed Contracts and the agreements listed on Schedule 7.2.3, SBS has not sold, licensed (other than in the ordinary course of business), leased, assigned or otherwise transferred the Product or the Intellectual Property Rights therein to any third party, other than to Shavlik. The Product is not subject to any restrictions or limitations (including any orders, judgments, decrees, stipulations, or settlement agreements) regarding ownership, use, or enforcement, other that restrictions arising from open source content or third party licenses.

7.2.4 Except for the agreements listed on Schedule 2.2 and Schedule 7.2.4, there are no contracts, covenants, agreements, releases, or other obligations relating to the Purchased Assets in any manner, including any transfer, lease, license, reseller or distribution arrangements, option, indemnity, Source Code delivery, or escrow obligation.

7.2.5 Other than the inquiry dated September 14, 2006 a copy of which was provided to Shavlik (the “Inquiry”) there is neither pending nor threatened any claim, litigation or other proceeding against SBS, to its Knowledge, regarding the Product, the Source Code, the SBS Materials, or any third party software materials incorporated into the foregoing by or for SBS, including without limitation any claims of infringement of any Intellectual Property Rights and/or contesting the ownership, enforceability, validity, operation or use of the Product, the Source Code, the SBS Materials or third party software materials incorporated into the foregoing or any of the Intellectual Property Rights related thereto.

7.2.6 To SBS’ knowledge, neither SBS nor the Product infringes, misappropriates or otherwise conflicts with any Intellectual Property Rights of any third party, and, other than the Inquiry, SBS has not received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from a third party). To SBS’ Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of SBS’ rights in the Product.

7.2.7 The Product has in all material respects been maintained in compliance with and is currently in compliance with all applicable laws, ordinances, codes, rules, requirements, regulations and other legal requirements of all Governmental Entities, and SBS has not received notice or has Knowledge of any violation of any of the foregoing.

7.2.8 As of the Closing Date, the Product shall (i) not contain any Trojan horses, worms, viruses or programming routines intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system, data, or personal information; and (ii) not contain any known, critical bugs preventing use of the Product or otherwise significantly reducing Product performance other than as described in SBS’ bug database disclosed to Shavlik.

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7.2.9 The Purchased Assets include substantially all assets, properties, rights, and interests employed by SBS to manufacture, sell and service Products as currently manufactured, sold and serviced by SBS and, to SBS’ knowledge, no additional assets, properties, rights, and interests are required in order to enable Shavlik to manufacture, sell and service Products in substantially the same fashion, other than the rights, including open source licenses, set forth in Schedule 7.2.13, and third party tools set forth in Schedule 7.2.9.

7.2.10 No material supplier of SBS has cancelled any contract or order for provision of, and to SBS’ knowledge, there has been no threat by any such supplier not to provide products, supplies, or services to the business associated with the Purchased Assets, that are required in order to enable Shavlik to manufacture, sell and service Products in substantially the same fashion as manufactured, sold or serviced by SBS prior to the Closing Date.

7.2.11 Except for (two) 2 product returns for less than $5000 in the aggregate (which may or may not have been pursuant to warranty rights), there were no warranty claims related to the Products and/or the Purchased Assets in the year prior to the Closing Date.

7.2.12 To SBS’ knowledge, there is no default by SBS nor has SBS received any written claim of default by SBS, or any other party thereto, under any such Assumed Contract and no event has occurred that, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a default by SBS or any other party thereto under any such Assumed Contract, or could reasonably be expected to permit modification, acceleration, or termination of any such Assumed Contract, or result in the creation of any Lien on any of the Purchased Assets.

7.2.13 The only third party software products incorporated into or distributed with the Product are listed on Schedule 7.2.13. SBS is current and not in default with regard to its obligations under any licenses related to such third party software products. Except as set forth on Schedule 7.2.13, SBS has not (i) distributed Open Source Materials (as defined herein) in conjunction or combination with the Product. SBS has never used any third party software or other materials in a manner that makes such use by SBS subject to license terms that create or purport to create obligations for SBS with respect to the Product, or that grant or purport to grant to any third party (with respect to such license) any rights or immunities under any Intellectual Property Rights. “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software,” “public domain,” “OSI Certified Open Source Software,” or under a similar licensing or distribution model (including, but not limited to, any license approved by the Open Source Initiative of San Francisco, California, or that requires, as a condition of exploitation of the materials licensed thereby, that other software incorporated into, derived from, or distributed with such licensed materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge or minimal charge.

7.2.14 DISCLAIMER. EXCEPT AS PROVIDED IN THIS SECTION 7, THE PRODUCT IS ASSIGNED “AS IS” AND “WITH ALL FAULTS” AND THE EXPRESS WARRANTIES IN THIS SECTION 7 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. BUYER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS SECTION 7.

7.3 Survival of Representations and Warranties. Each party’s representations, warranties and covenants shall survive for a period of one year from the Closing Date; provided however the representations and warranties set forth in Sections 7.1, 7.2.1, 7.2.2 and 7.2.3 shall survive until the expiration of the underlying statute of limitations.

7.4 Non-Compete.

7.4.1 Other than in connection with a sublicense of the Product to Hitachisoft as contemplated by this Agreement, for a period of three years from and after the Closing Date, SBS agrees that it will not, individually or otherwise, directly or indirectly compete with Shavlik by marketing or selling a security patch management product, either for itself or for the benefit of another party, where a security

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patch is any software patch or update that is designed to prevent or remediate potential computer security vulnerabilities. Nothing herein shall prevent SBS from incorporating or developing product update or patch functionality into its other products designed to enable SBS’ customers to obtain updates or patches for such products.

7.4.2 The parties acknowledge and agree that the market for the Products is worldwide and that the provisions of this Section 7 shall apply throughout the world.

7.4.3 This obligation shall not bind any successor in interest to SBS in the event that the business of SBS is transferred or acquired by another party.

7.4.4 SBS retains the right to use any residual knowledge or know-how information relating to the Product in the conduct of its business in the ordinary course so long as such use is not in violation of Section 7.4.1.

7.5 Further Assurances. At such times and from time to time on and after the Closing Date, upon reasonable request by Shavlik, SBS will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may reasonably be required for the better use, conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Shavlik or its respective successors and assigns all of the Purchased Assets, and any other rights assets, properties, rights, and interests necessary to enable Shavlik to manufacture, sell and service Products as currently manufactured, sold and serviced by SBS.

ARTICLE 8.

INDEMNIFICATION

8.1 SBS’ Indemnity. SBS shall indemnify, defend and hold harmless Shavlik and each of its subsidiaries, divisions, officers, directors, and employees (the “Shavlik Indemnified Parties”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) whether or not involving a third-party claim (collectively “Indemnifiable Losses”), directly or indirectly resulting from, arising out of, or imposed upon or incurred by any Shavlik Indemnified Party by reason of any one or more of the following: (i) any claim by a customer included in the Assumed Contracts or by a competitor that the Products infringe or misappropriate any third party’s Intellectual Property Rights existing on or before the Closing Date under the laws of any country unless such claim results from (a) modification of the Product by Shavlik or the use of the Product by Shavlik in a manner inconsistent with its documentation, or (b) the combination of the Product with other hardware, software, or functionality; (ii) any breach of SBS’s representations and warranties hereunder; (iii) the Excluded Liabilities; (iv) any failure of SBS to perform any covenant or agreement hereunder after the Closing Date; and (v) any third party claim alleging any of the foregoing.

8.2 Shavlik’s Indemnity. Shavlik shall indemnify, defend and hold harmless SBS and each of its subsidiaries, divisions, officers, directors, and employees (the “SBS Indemnified Parties”) from and against and in respect of any and all Indemnifiable Losses directly or indirectly resulting from, arising out of, or imposed upon or incurred by any SBS Indemnified Party by reason of any one or more of the following: (i) the wrongful acts or omissions of Shavlik or its agents relating to or arising out of Shavlik’s distribution or support of the Product after the Closing Date; (ii) any breach of Shavlik of its representations and warranties hereunder; (iii) the Assumed Liabilities; (iv) any failure of Shavlik to perform any covenant or agreement hereunder after the Closing Date; and (v) any third party claim alleging any of the foregoing.

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8.3 Contrary Intention. The foregoing indemnities shall be payment obligations and not merely reimbursement obligations, it being understood that SBS and Shavlik have a “contrary intention” with respect to the provisions of paragraph 2 of Section 2778 of the California Civil Code.

8.4 Satisfaction of Indemnification Claim.

8.4.1 If a claim by a third party is made against any party that intends to seek indemnification hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Indemnified Party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party and the indemnifying party shall assume the defense of such claim. Both the Indemnified Party and indemnifying party shall act in good faith, provided that the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, and the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, with all fees, costs and expenses of such counsel borne by the Indemnified Party. No voluntary entry of judgment or settlement of a claim may be agreed to without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (v) the indemnifying party shall promptly reimburse the Indemnified Party for the indemnified amount as incurred by the Indemnified Party pursuant to this Agreement. So long as the indemnifying party is reasonably contesting any such third party claim in good faith as provided herein, the Indemnified Party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount). The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

8.4.2 A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice shall state the amount of Indemnifiable Losses, if known, the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises.

ARTICLE 9.

LIMITATION OF LIABILITY.

9.1 THE TOTAL CUMULATIVE LIABILITY OF SBS UNDER THIS AGREEMENT FOR CLAIMS FOR INDEMNIFICATION MADE PURSUANT TO SECTION 8.1(i) and 8.2(ii) (OTHER THAN (A) CLAIMS FOR INDEMNIFICATION REGARDING THE INQUIRY WHICH RELATE TO CLAIMS MADE BY CUSTOMERS THAT HAVE NOT RENEWED THEIR MAINTENANCE AGREEMENTS OR ENTERED NEW AGREEMENTS WITH SHAVLIK AFTER THE CLOSING DATE; AND (B) CLAIMS RELATING TO ANY ALLEGED BREACH OF SBS’S WARRANTIES UNDER SECTION 7.2.13) SHALL NOT EXCEED THE PURCHASE PRICE ACTUALLY PAID TO SBS HEREUNDER.

9.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH THEREOF, ANY TRANSACTIONS RESULTING FROM THIS AGREEMENT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

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ARTICLE 10.

GENERAL PROVISIONS

10.1 Relationship of Parties. The relationship between the Parties is only that of buyer and seller, and licensor and licensee, and all Parties are independent contractors notwithstanding any joint activities set forth in this Agreement. Neither SBS nor Shavlik is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

10.2 Governing Law and Venue. This Agreement shall be interpreted and enforced under the laws of the State of New York, without application of its conflicts or choice of law rules.

10.3 Assignment. Neither Party shall have the right to assign, delegate, transfer or otherwise encumber this Agreement or any portion thereof without the other Party’s prior written consent which consent shall not unreasonably be withheld. Notwithstanding the foregoing, either Party shall be permitted to assign this Agreement to its successor in interest, following a merger, sale of all or substantially all of its assets or stock, or other similar capital transaction.

10.4 Waiver. The failure of a Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the Party to be charged.

10.5 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

10.6 Notice. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives below, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified below), or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery, or five (5) days after mailing if sent by first class, registered or certified mail, return receipt requested to the address set forth on the first page of this Agreement. Each Party is required to notify the other Party in the above manner of any change of address:

If to Shavlik:

2665 Long Lake Road

Suite 400

Roseville, MN 55113

Attn: David Slayton

With a copy to:

Ann Ladd

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

If to SBS:

15015 Avenue of Science

San Diego, California 92128

Attn: Al Riedler

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With a copy to:

Brad Weller

15015 Avenue of Science

San Diego, California 92128

10.7 Publicity. Upon execution of this Agreement, the Parties will issue a mutually agreed upon press release. Shavlik may publicize information regarding the transactions consummated pursuant to this agreement as set forth in Schedule 10.7. No other announcement will be made by either Party except with the consent and approval of the other, subject to applicable law and listing requirements; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

10.8 Attorney’s Fees. In the event a dispute arises regarding this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

10.9 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

10.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written. This Agreement shall be modified or amended only by a writing signed by Shavlik and SBS.

10.13 Authority. The parties executing this Agreement on behalf of Shavlik and SBS represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SBS:		Shavlik:

St. Bernard Software, Inc.		Shavlik Technologies, LLC

By:	/s/ Vince Rossi	By:	/s/ Mark Shavlik

Name:	Vince Rossi	Name:	Mark Shavlik

Title:	CEO	Title:	CEO

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